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Company Media/IR Contact:
DrugMax.com
Eli Johnson
727.533.0431
ejohnson@DrugMax.com


                  DrugMax.com, Inc. Announces Fourth Quarter
                        And Year-end Financial Results

LARGO, Fla. - June 15, 2001 -- DrugMax.com, Inc. (NASDAQ: DMAX) a full-line wholesale distributor of pharmaceuticals, over-the-counter products, health and beauty aids and nutritional supplements, today announced financial results for the fourth quarter and fiscal year ended March 31, 2001.

Revenues were approximately $177.7 million for the year ended March 31, 2001, a 744 percent increase over the $21 million for the fiscal year ended March 31, 2000. Revenues were approximately $55.2 million for the fourth quarter ended March 31, 2001 compared to $13.8 million for the fourth quarter ended March 31, 2000, a 300 percent increase.

The Company reported a net loss for the year ended March 31, 2001, of approximately $7.8 million or ($1.22) per share, which included a pre-tax $4.4 million ($.69 per share) non-cash write-off in the fourth quarter for impairment of assets primarily associated with the acquisitions of Desktop Corporation and VetMall, Inc., compared to $2 million or ($.51) per share for the fiscal year ended March 31, 2000.

The net loss for the fourth quarter ended March 31, 2001 was approximately $5.1 million or ($.78) per share, which included a pre-tax $4.4 million ($.69 per share) charge for the non-cash write-off for impairment of assets primarily associated with the acquisitions of Desktop Corporation and VetMall, Inc, compared to a net loss of approximately $1.3 million or ($.22) per share for the fourth quarter ended March 31, 2000.

"The rapid growth in revenues and the improvements in key ratios were unfortunately offset by the impaired value of certain assets associated principally with the acquisitions of Desktop Corporation and VetMall, Inc.," said Ron Patrick, Secretary and Chief Financial Officer. "Management is optimistic that the pharmaceutical industry will continue its double-digit growth and believes that DrugMax.com's recent mergers in its core business will drive the revenue and earnings of the Company in fiscal year 2002. DrugMax.com's business plan emphasizes expansion of its core business, corporate branding and gross margins. We are confident that our focus will continue to improve cash from operations, thereby funding our growth and return on investment to our stakeholders."

William LaGamba, President and Chief Operating Officer said, "We remain very positive that DrugMax.com's revenue growth will continue outpacing the industry average in future quarters. With our solid infrastructure in place, our commitment to customer service and the growth of independent pharmacies throughout the United States, we are confident that DrugMax.com is poised to deliver strong results moving forward."

Today, the Company also announced that its Board of Directors and a majority of its shareholders have agreed to change the name of the Company to DrugMax, Inc. The name change is expected to become effective in August 2001.
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"Even though the e-commerce division is a strong component of our business, we felt the DrugMax, Inc. name is more consistent with how our business model has developed over the last twelve months," stated LaGamba.

About DrugMax.com, Inc.

DrugMax.com, Inc. (the "Company") is primarily a full-line, wholesale distributor of pharmaceuticals, over-the-counter products, health and beauty care products, and nutritional supplements. The Company expects that it will continue to derive a significant portion of its revenue from its traditional "brick and mortar" full-line wholesale distribution business. However, the Company is also one of the early entrants into the Internet business-to-business pharmaceutical market and one of the first business-to-business online trade exchanges for the same products. The Company utilizes its online capabilities to leverage its existing infrastructure, technology, relationships, marketing and management resources and, accordingly, believes that the combination of its traditional wholesale distribution business with both its online wholesale distribution business and its e-commerce trade exchange provides the "click and mortar" combination that allows it to aggressively market and distribute its products and services. The Company can be reached at www.drugmax.com, or 727-
                                                     ---------------
533-0431.

Safe Harbor Provisions

     Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its directors or its officers about the Company and the industry in which it operates, and are based on assumptions made by management. Forward-looking statements include without limitation statements regarding: (a) the Company's strategies regarding growth and business expansion, including future acquisitions; (b) the Company's financing plans; (c) trends affecting the Company's financial condition or results of operations; (d) the Company's ability to continue to control costs and to meet its liquidity and other financing needs; (e) the declaration and payment of dividends; (f) the Company's use of proceeds from the currently contemplated equity offering, and (g) the Company's ability to respond to changes in customer demand and regulations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words "expects," "anticipates," intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) changes in the regulatory and general economic environment related to the health care industry; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company's revenue and/or cost and expenses, such as increased competition, lack of qualified marketing, management or other personnel, and increased labor and inventory costs; (iv) changes in technology or customer requirements, which could render the Company's technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales and (vi) the Company's customers' willingness to accept its Internet platform. Further information relating to factors that could cause actual results to differ from those
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anticipated is included but not limited to information under the heading
"Management's Discussion and Analysis of Financial Conditions and Results of Operations" in the Company's Form 10-QSB for the quarter ended December 31, 2000, and under the headings "Business" and "Risk Factors" in the Company's Form 10-KSB/A for the year ended March 31, 2000 and the Company's Registration Statement on Form SB-2 filed on November 1, 2000. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.